Exhibit 99.1

[CORVIS LOGO]

Corvis Corporation Reports Financial Results for the Fourth Quarter

Reports Progress with Combined Company Strategy

Recognizes $143 Million in Revenue from Services and Communications Equipment

Ends the Year with $297 Million in Cash and Investments

Raises up to $300 Million in Private Placement of Senior Convertible Notes

Renegotiates Relationship with Cequel III

COLUMBIA, MD (February 12, 2004) – Corvis Corporation (NASDAQ: CORV), a leading provider of intelligent optical networking solutions, today reported revenues of $142.5 million for its fiscal fourth quarter ended December 31, 2003. Revenues for the fourth quarter were generated primarily from communications services revenues recorded by its subsidiary, Broadwing Communications, as well as from equipment sales to the United States Government.

“We are making progress as a combined company by following through on the decisive actions taken in 2003,” said Dr. David Huber, Corvis chairman and CEO. “We are confident that the decision we made to evolve our business and capitalize on the dramatic advantages made possible by the combination of Corvis and Broadwing will provide long-term shareholder value.”

Quarterly Results

The Broadwing Communications services division contributed $140.4 million in recorded revenues in the fourth quarter. The remaining $2.1 million was generated from the company’s equipment and equipment service contracts with the U.S. Government for the company’s Optical Convergence Switch (OCS).

“During the quarter, our overall performance was in line with, or better, than we had anticipated,” said Lynn Anderson, Corvis CFO. “We improved gross margins at Broadwing, and continued to control overall costs and expenses while making progress on integrating the two companies.”

Reported net loss for the quarter was $55.4 million, or $0.12 loss per share, for the current quarter as compared with a reported net loss of $190.2 million, or $0.47 loss per share, for the fourth quarter of 2002.

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Included in this quarter’s results were charges of $15.5 million related to restructuring, inventory allowances and other charges, including those charges associated with the renegotiation of the company’s management agreement with Cequel III.

Up to $300 Million Private Placement of Senior Unsecured Convertible Notes

As announced earlier this week, the company has entered into a definitive agreement for the private placement of $225 million of senior unsecured convertible notes to several institutional investors, with the option of an additional subscription of up to another $75 million. The company said it would use the net proceeds for general corporate purposes in support of its service development and new market initiatives, as well as for potential strategic acquisitions for Broadwing Communications. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

Renegotiated Agreement with Cequel III

During the fourth quarter, Corvis also reorganized the economic and management structure of C III Communications.

Most of the assets of Broadwing Communications originally were purchased from Cincinnati Bell by C  III Communications. C  III Communications had two principal owners. Corvis was the majority investor, with Cequel III, a St. Louis based management company headed by Jerry Kent, taking a minority position. In late November 2003, Corvis decided to acquire full board level and operational control of C III Communications, as well as the one percent equity stake and additional equity participation interests in Broadwing Communications owned by Cequel III. The companies also ended their management services agreement.

“The contributions of Jerry and his management team were instrumental in helping us with the acquisition and the related transition. We look forward to their ongoing counsel as part of our new agreement, especially their insights into the cable industry and other new market initiatives for Broadwing,” Dr. Huber said.

“As a result of our collaborative work during the last year, Corvis and Broadwing are now fully integrated and moving forward. The new ownership and focus gives Broadwing a range of new opportunities. Our revised agreement allows me to devote more of my time and energies to Cequel III’s other businesses, which, like Broadwing, have exceeded our expectations to date. We look forward to continuing our relationship with Broadwing,” said Jerry Kent, Cequel III, president and chief executive officer.

Corvis now has 100 percent voting control and full operational control of Broadwing. Cincinnati Bell will retain a non-voting equity stake.

The new agreement calls for Cequel III to receive cash, stock, warrants and network services discounts in return for their initial investment, for the services they provided, and for concluding the management services agreement.

Cequel III will continue to act as a sales agent for Broadwing, particularly in the cable and wireless tower industries where they are a significant player. To complete the transaction, Corvis recorded a charge in the fourth quarter of $18.5 million in connection with renegotiating the agreement, which is reflected as a component of restructuring and other charges.

Fiscal 2003 Annual Results

For fiscal year 2003, Corvis recorded revenues of $314.3 million as compared to $20.2 million for the prior year. Broadwing Communications contributed $310.2 million in recorded revenues since the closing of the acquisition on June 13, 2003. The remaining $4.1 million was generated from the company’s equipment and equipment service contracts with the U.S. Government, WilTel, Telefonica of Spain, France Telecom and Broadwing Communications prior to the closing of the acquisition. All inter-company accounts and transactions have been eliminated for the fiscal year.

“Broadwing has become a major contributor to the company since the closing of our acquisition last summer, adding new customers, launching new products and forging new strategic relationships, while reducing its overall cost structure through careful investment,” Dr. Huber reported. “New ownership has provided a new focus and is creating new opportunities that allow us to manage the business for growth,” Dr. Huber said.

Reported net loss for fiscal year 2003 was $260.5 million, or $0.60 loss per share, as compared with a reported net loss of $507.8 million, or $1.30 loss per share, for fiscal year 2002. Included in the fiscal year 2003 results were charges of $82.9 million related to restructuring, inventory allowances and other charges, including those charges associated with the renegotiation of the company’s management agreement with Cequel III.

Financial Position

Cash, cash equivalents and investments were $296.8 million at December 31, 2003, at the high end of the company’s previous guidance of $275 - $300 million. This compares to $337.4 million at September 30, 2003.

Webcast Information

In conjunction with this announcement, Corvis will host a conference call to review its fourth quarter and year-end financial results and other operational developments, today at 4:30 PM EST. The live broadcast of the conference will be available via Corvis’ website, www.corvis.com. An archived audio of the conference call will be available for future reference through the Corvis website at www.corvis.com.

About Corvis

Corvis Corporation, and its consolidated subsidiary, Broadwing Communications, deliver innovative optical networking solutions that deliver voice, video and data solutions rapidly, flexibly and at what we believe to be the lowest total cost in the industry. Broadwing Communications is an innovative provider of data, voice and video solutions to carriers and large enterprises. Enabled by its one-of-a-kind, all-optical network and award-winning IP backbone, Broadwing offers a full suite of the highest quality communications products and services, with unparalleled customer focus and speed.

Corvis provides service providers and government agencies with scalable optical networking equipment that dramatically reduce the overall expenses associated with building and operating networks.

Corvis, Broadwing and the Corvis and Broadwing logos are trademarks and/or service marks of Corvis Corporation. All other trademarks are the property of their respective owners.

Investor Note Regarding Forward Looking Statements

This announcement and the quarterly earnings conference call and related information may contain certain forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s filings with the Securities and Exchange Commission.

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Corvis Contact:

Andrew G. Backman

Vice President

Investor and Public Relations

(443) 259-4259

Fax: (443) 259-4427

investorinformation@corvis.com

CORVIS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

Unaudited

	Quarter Ended		Twelve Months Ended
	December 31, 2003	December 28, 2002	December 31, 2003	December 28, 2002
Revenues:
Communications services sales	$140,354	$—	$310,175	$—
Equipment sales	2,187	7,116	4,139	20,208

Total	142,541	7,116	314,314	20,208

Cost of sales:
Communications services	104,330	—	231,983	—
Equipment sales	603	6,621	1,872	16,099
Restructuring	(1,826)	38,461	31,164	68,785

Total	103,107	45,082	265,019	84,884

Gross profit	39,434	(37,966)	49,295	(64,676)
Operating expenses:
Research and development	6,960	24,234	46,802	97,372
Selling, general and administrative	58,974	14,456	151,735	71,308
Depreciation	9,988	9,613	34,529	35,301
Amortization	1,040	5,658	6,913	18,491
Equity-based expense	4,684	10,715	20,597	65,399
Restructuring and other charges	17,312	89,161	51,708	124,825
Purchased research and development	—	—	—	34,580

Operating loss	(59,524)	(191,803)	(262,989)	(511,952)
Other income, net	4,049	1,588	2,131	4,192

Net loss before minority interest	(55,475)	(190,215)	(260,858)	(507,760)
Minority interest	92	—	387	—

Net loss	$(55,383)	$(190,215)	$(260,471)	$(507,760)

Net loss per share	$(0.12)	$(0.47)	$(0.60)	$(1.30)

Weighted average shares outstanding	477,183	408,517	430,596	392,012

CORVIS CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Quarter Ended December 31, 2003

(Dollars in thousands, except per share data)

Unaudited

For Discussion Purposes Only

	Equipment	Communications Services	Eliminations	Total
Revenues:
Communications services sales	$—	$140,354	$—	$140,354
Equipment sales	2,187	—	—	2,187
Intercompany sales	1,018	—	(1,018)	—

Total	3,205	140,354	(1,018)	142,541

Cost of sales:
Communications services	—	104,330	—	104,330
Equipment sales	603	—	—	603
Restructuring	(1,826)	—	—	(1,826)

Total	(1,223)	104,330	(1,018)	103,107

Gross profit	4,428	36,024	(1,018)	39,434
Operating expenses:
Research and development	6,960	—	—	6,960
Selling, general and administrative	6,237	52,739	(2)	58,974
Depreciation	3,045	6,943	—	9,988
Amortization	—	1,040	—	1,040
Equity-based expense	4,684	—	—	4,684
Restructuring and other charges	(1,176)	18,488	—	17,312

Operating loss	(15,322)	(43,186)	(1,016)	(59,524)
Other income (expense), net	4,219	(170)	—	4,049

Net loss before minority interest	(11,103)	(43,356)	(1,016)	(55,475)
Minority interest	—	—	92	92

Net loss	$(11,103)	$(43,356)	$(924)	$(55,383)

CORVIS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2003 (unaudited)	December 28, 2002
Assets
Current assets:
Cash and cash equivalents	$256,490	$457,833
Short-term investments	27,135	24,133
Trade accounts receivable	57,385	1,781
Inventory, net	772	26,491
Other current assets	17,818	14,406

Total current assets	359,600	524,644
Restricted cash, non-current	7,033	2,329
Property and equipment, net	116,588	45,760
Goodwill and intangible assets, net	24,883	13,965
Long-term investments	13,197	22,450
Other non-current assets	7,314	1,170

Total assets	$528,615	$610,318

Liabilities, minority interest and stockholders’ equity
Current liabilities:
Notes payable and capital lease obligations, current portion	$610	$2,089
Accounts payable	21,791	14,973
Accrued expenses and other liabilities	57,123	31,609
Accrued restructuring and other charges	26,474	16,130

Total current liabilities	105,998	64,801
Notes payable and capital lease obligations, net of current portion	2,500	2,746
Deferred revenue	17,684	—
Other long-term liabilities	4,764	2,693

Total liabilities	130,946	70,240
Minority interest	—	—
Common stock*	4,927	4,126
Additional paid-in capital	2,923,403	2,809,267
Shareholder notes receivable	—	(32)
Treasury stock, 12,281,800 shares at cost of $0.77 per share	(9,512)	(4,405)
Accumulated other comprehensive income (loss)	9	(8,191)
Accumulated deficit	(2,521,158)	(2,260,687)

Total stockholders’ equity	397,669	540,078

Total liabilities, minority interest and stockholders’ equity	$528,615	$610,318

*	$0.01 per share par value; 1,900,000,000 authorized shares; 480,994,434 shares issued and 480,911,054 outstanding as of 12/31/03; 407,199,303 shares issued and outstanding shares as of 12/28/02.

OTHER FINANCIAL INFORMATION

(Dollars in thousands)

	Twelve Months Ended
	December 31, 2003	December 28, 2002
Capital expenditures	$12,243	$18,740

# # #

Investor and Public Relations

Andrew G. Backman

Vice President

Investor and Public Relations

(443) 259-4259

Fax: (443) 259-4427

investorinformation@corvis.com